                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT


      EMPLOYMENT AGREEMENT, dated as of November 10, 1997, between AboveNet Communications, Inc., a corporation organized under the laws of the State of California ("Employer"), and Warren Kaplan ("Executive").

      WHEREAS, Executive desires to provide services to Employer and Employer desires to retain the services of Executive;

      WHEREAS, Employer and Executive desire to formalize the terms and conditions of Executive's employment with Employer.

      NOW, THEREFORE, Employer and Executive hereby agree as follows:

      1. Employment.

            1.1 General. Employer hereby employs Executive in the capacity of President and Chief Operating Officer, commencing with the Employment Term (as defined in Section 2.5). Effective as of the Hire Date (as defined in Section 2.5), Employer has elected Executive as a member of the Board of Directors of Employer (the "Board"). Executive hereby accepts such employment, upon the terms and subject to the conditions herein contained.

            1.2 Duties. During Executive's employment with Employer, Executive shall report directly to Employer's Chief Executive Officer and shall be responsible for performing those duties consistent with the position of President and Chief Operating Officer as may from time to time be reasonably assigned to or requested of Executive by Employer's Chief Executive Officer. Executive shall use his reasonable efforts to perform faithfully and effectively such responsibilities. Executive shall conduct all of his activities in a manner so as to maintain and promote the business and reputation of Employer.

            1.3 Full-Time Position. Executive, during his employment with Employer, shall devote all of his business time, attention and skills to the business and affairs of Employer. Notwithstanding the foregoing, it shall not be a violation of this Agreement if Executive performs consulting services for NETCOM On-Line Communications Services, Inc. ("NETCOM") prior to September 30, 1998, not to exceed 10 hours per month. Executive may also serve as a director (but not as an officer, employee, finder or consultant) to other companies that are not directly competitive with Employer; provided that Executive shall advise the Board in writing of all compensation of any nature that Executive shall be entitled to in connection with such other directorships.

            1.4 Location of Employment. Executive's principal place of employment during his employment with Employer shall be in Silicon Valley, California. In the event that Employer shall change the location of its principal office from Silicon Valley, California, and Executive does not terminate his employment pursuant to Section 3.1.5 hereof, Executive shall be entitled to be reimbursed for reasonable documented relocation expenses, including moving costs, temporary housing, commuting expenses and other relocation costs not to exceed $100,000.

      2. Compensation and Benefits.

            2.1 Salary. Employer shall pay to Executive, and Executive shall accept, as full compensation for any and all services rendered and to be rendered by him to Employer in all capacities during the term of his employment under this Agreement, (a) a base salary at the annual rate of $150,000 for the first year of employment hereunder and $175,000 for the second through fourth years of employment hereunder, or at such higher rate as the Board shall determine in its sole discretion ("Base Salary"), payable in accordance with the regular payroll practices of Employer, and (b) the additional benefits hereinafter set forth in this Section 2. Notwithstanding the foregoing, in the event that a Corporate Transaction (as hereinafter defined) occurs on or before December 31, 1999, Executive's Base Salary for the balance of the employment year in which the Corporate Transaction occurs shall be increased to an annual rate of $225,000 and Executive's Base Salary for each year of employment following the year of the Corporate Transaction shall be increased by an amount equal to not less than 10% of the Base Salary for the preceding year of employment hereunder. The preceding sentence shall not apply if no Corporate Transaction occurs on or before December 31, 1999.

      For all purposes under this Agreement, "Corporate Transaction" means one of the following events:

                  (a) Sherman Tuan ceases to be Employer's Chief Executive Officer and is succeeded in such position by any person other than Executive;

                  (b) An underwritten initial public offering of Employer's securities;

                  (c) The consummation of a merger or consolidation of Employer with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of Employer immediately prior to such merger, consolidation or other reorganization;

                  (d) The sale, transfer or other disposition of all or substantially all of Employer's assets;

                  (e) The liquidation or dissolution of Employer; or

                  (f) Any transaction as a result of which any person becomes the beneficial owner of securities of Employer representing at least 50% of the total voting power represented by Employer's then outstanding voting securities. For purposes of this Subsection (e), the term "person" shall exclude (i) any person who is a shareholder of Employer on the date of this Agreement or (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Employer or of a parent or subsidiary of Employer.

      A transaction shall not constitute a "Corporate Transaction" if its sole purpose is to change the state of Employer's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held Employer's securities immediately before such transaction.

            2.2 Additional Compensation. Executive shall be entitled to an annual bonus of up to the amount of his Base Salary, as determined by the Board in its sole discretion based upon performance targets established by the Board at the beginning of each year of employment hereunder. Notwithstanding the foregoing, in the event that during a fiscal year ending on or before December 31, 1999, a Corporate Transaction occurs or Employer reports earnings before depreciation and amortization for a fiscal year ending on or before December 31, 1999, the minimum annual bonus hereunder shall be $50,000 for such fiscal year, and the minimum bonus for each subsequent fiscal year shall be the minimum bonus for the preceding fiscal year plus an additional 10%. The preceding sentence shall not apply if no Corporate Transaction occurs in a fiscal year ending on or before December 31, 1999, and Employer does not report earnings before depreciation and amortization for a fiscal year ending on or before December 31, 1999.

            2.3 Stock Options. As of his first day of employment hereunder, Executive shall be granted a stock option to purchase 700,000 shares of Employer's Common Stock. The exercise price per share shall be equal to $0.10. The option shall be subject to the terms and conditions described in the Stock Option Agreement attached hereto as Exhibit A. The option shall be exercisable immediately with respect to 20% of the option shares, and the balance shall become exercisable in equal monthly installments over the next 36 months of service (as described in such Stock Option Agreement), except as otherwise provided in Section 3.2.2. For purposes of determining the number of shares with respect to which the option is exercisable, Executive's service shall be deemed to commence on November 10, 1997.

            2.4 Executive Benefits.

                  2.4.1 Expenses. Employer shall reimburse Executive for expenses he reasonably incurs in connection with the performance of his duties (including business travel and entertainment expenses), all in accordance with Employer's policies with respect thereto.

                  2.4.2 Employer Plans. Executive shall be entitled to participate in such executive benefit plans and programs as Employer may from time to time offer or provide to executives of Employer, including, but not limited to, participation in life insurance, health and accident, medical and dental, disability and retirement plans and programs.

                  2.4.3 Vacation. Executive shall be eligible for three weeks' paid vacation leave.

                  2.4.4 Car Allowance. Employer shall pay to Executive a car allowance of $600 per month.

                  2.4.5 Cellular Telephone. Employer shall purchase a cellular telephone for Executive's use and shall reimburse Executive for business telephone calls related to Executive's employment made to or from such telephone within 30 days after receipt of telephone bills for such telephone calls.

                  2.5 Employment Term. Executive's employment by Employer pursuant to this Agreement shall commence on the closing date of an equity, convertible debt or bridge loan investment in the Company by one or more venture capital funds, financial institutions or individuals in the aggregate amount of $1 million or more (the "Hire Date"). Except as provided in Section 3.1 hereof, Executive's employment by Employer pursuant to this Agreement shall continue until the fourth anniversary of the Hire Date (the "Initial Term"). Thereafter, this Agreement shall automatically be renewed for successive one-year periods (the Initial Term, together with any subsequent employment period or periods, being referred to herein as the "Employment Term"); provided, however, that either party may elect to terminate this Agreement as of the anniversary of the Hire Date in 2002 or as of any subsequent anniversary of the Hire Date by written notice to such effect delivered to the other party at least 120 days prior to such termination date.

      3. Termination of Employment.

            3.1 Events of Termination. Executive's employment with Employer shall terminate upon the occurrence of any one or more of the following events:

                  3.1.1 Death. In the event of Executive's death, Executive's employment shall terminate on the date of death.

                  3.1.2 Disability. In the event of Executive's Disability (as hereinafter defined), Employer shall have the option to terminate Executive's employment by giving a notice of termination to Executive. The notice of termination shall specify the date of termination, which date shall not be earlier than 30 days after the notice of termination is given. For purposes of this Agreement, "Disability" means the inability of Executive to substantially perform his duties hereunder for 180 days out of 365 consecutive days as a result of a physical or mental illness, all as determined in good faith by the Board.

                  3.1.3 Termination by Employer for Cause. Employer may, at its option, terminate Executive's employment for "Cause," based on objective factors determined in good faith by a majority of the Board, by giving a notice of termination to Executive specifying the reasons for termination and, if Executive shall fail to cure same within 10 days of his receiving the notice of termination, his Employment shall terminate at the end of such 10-day period; provided that in the event the Board in good faith determines that the underlying reasons giving rise to such determination cannot be cured, then said cure period shall not apply and Executive's employment shall terminate on the date of Executive's receipt of the notice of termination. "Cause" shall mean (a) Executive's conviction of, guilty or "no contest" plea to or confession of guilt of a felony, (b) a willful act by Executive which constitutes gross misconduct and which is materially injurious to Employer or (c) violation by Executive of the Inventions Agreement (as defined in Section 4.1 hereof) without the prior written consent of Employer.

                  3.1.4 Without Cause by Employer. Employer may, at its option, terminate Executive's employment for any reason whatsoever (other than for the reasons set forth above in this Section 3.1) by giving written notice of termination to Executive, and Executive's employment shall terminate on the later of (a) the date the notice of termination is given or (b) the date set forth in such notice of termination.

                  3.1.5 Employer's Material Breach. Executive may, at his option, terminate Executive's employment upon Employer's Material Breach of this Agreement by giving Employer written notice of such breach (which notice shall identify the manner in which Employer has materially breached this Agreement) and, if such breach is not cured within 30 days of Employer's receiving such written notice, Executive's employment shall terminate at the end of such 30-day period. Employer's " Material Breach" of this Agreement shall mean (a) the failure of Employer to pay Base Salary or additional compensation hereunder in accordance with this Agreement, including a failure of Employer to commence this Agreement pursuant to Section 2.5 hereof, (b) the assignment to Executive without Executive's consent of duties substantially inconsistent with his duties, as set forth in Section 1.2 hereof, (c) the relocation of Employer's principal offices to a geographic location other than Northern California, the New York City metropolitan area or the Boston metropolitan area or (d) a failure to reelect Executive as a member of the Board.

                  3.1.6 Without Material Breach by Executive. Executive may terminate Executive's employment for any reason whatsoever by giving written notice of termination to Employer. Executive's employment shall terminate on the earlier of (a) the date, following the date of the notice of termination, upon which a suitable replacement for Executive is found by the Employer or (b) 10 days after the date of receipt by Employer of the notice of termination.

            3.2 Certain Obligations of Employer Following Termination of Executive's Employment. Following the termination of Executive's employment under the circumstances described below, Employer shall pay to Executive in accordance with its regular payroll practices the following compensation and provide the following benefits in full satisfaction and final settlement of any and all claims and demands that Executive now has or hereafter may have against Employer under this Agreement:

                  3.2.1 Death; Disability. In the event that Executive's employment is terminated by reason of Executive's death or Disability, Executive or his estate, as the case may be, shall be entitled to the following payments:

                  (a) Base Salary through the date Executive's employment is terminated;

                  (b) Any additional compensation (including compensation pursuant to Section 2.2 and reimbursement pursuant to Section 2.4.1 hereof), prorated to the date of death of Executive or the date of termination due to Executive's Disability; and

                  (c) Employer shall pay to Executive or his estate, as the case may be, the amounts and shall provide all benefits generally available under the employee benefit plans, policies and practices of Employer, determined in accordance with the applicable terms and provisions of such plans, policies and practices in each case, as accrued to the date of termination or otherwise payable as a consequence of Executive's death or Disability.

                  3.2.2 Without Cause by Employer; Material Breach by Employer. In the event that Executive's employment is terminated by Employer pursuant to
Section 3.1.4 hereof or by Executive pursuant to Section 3.1.5 hereof, Executive shall be entitled to the following payments and benefits:

                  (a) Base Salary through the date Executive's employment is terminated;

                  (b) Any additional compensation (including compensation pursuant to Section 2.2 hereof, reimbursements pursuant to Section 2.4.1 hereof and benefits pursuant to Section 2.4.2 hereof), prorated to the date Executive's employment is terminated hereunder;

                  (c) Continuing payments of Base Salary, payable in accordance with the regular payroll practices of Employer, for 12 months following the date of termination of Executive's employment: and

                  (d) Immediate full vesting of the option shares described in
Section 2.3. This Subsection (d) shall apply only if either (i) Executive's employment is terminated on or before December 31, 1999, or (ii) a Corporate Transaction occurs on or before December 31, 1999. This Subsection (d) shall be inoperative if no Corporate Transaction occurs on or before December 31, 1999, and Executive's employment is terminated after December 31, 1999.

                  3.2.3 Termination by Executive Without Material Breach or by Employer for Cause. In the event Executive's employment is terminated by Executive pursuant to Section 3.1.6 hereof or by Employer pursuant to Section
3.1.3 hereof, Executive shall be entitled to no further compensation or other benefits under this Agreement except as to that portion of any unpaid Base Salary and other benefits accrued and earned by him hereunder, including compensation pursuant to Section 2.2 hereof, reimbursements pursuant to Section
2.4.1 hereof and benefits pursuant to Section 2.4.2 hereof, up to and including the effective date of such termination. In addition, Executive shall be entitled to receive any additional compensation earned but not yet paid with respect only to any fiscal year prior to the fiscal year of termination.

            3.3 Nature of Payments. All amounts to be paid by Employer to Executive pursuant to this Section 3 are considered by the parties to be severance payments. In the event such payments are treated as damages, it is expressly acknowledged by the parties that damages to Executive for termination of employment would be difficult to ascertain and the above amounts are reasonable estimates thereof.

            3.4 Duties Upon Termination. Upon termination of Executive's employment with Employer pursuant to Sections 3.1.1 through 3.1.6 hereof or upon expiration of the Employment Term, Executive shall be released from any duties and obligations hereunder (except those duties and obligations set forth in Sections 4, 5.11 and 5.12 hereof). Upon termination of Executive's employment with Employer pursuant to Sections 3.1.1 through 3.1.6 hereof, the obligations of Employer to Executive shall be as set forth in Section 3.2 hereof.

      4. Confidentiality; Non-Solicitation; Non-Compete.

            4.1 Nondisclosure of Confidential Information. As a condition of his employment hereunder, Executive shall execute Employer's standard form of Proprietary Information and Inventions Agreement (the "Inventions Agreement").

            4.2 Certain Activities. Executive shall not, while employed by Employer and for a period of two years thereafter, directly or indirectly hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer, supplier or shareholder or prospective shareholder of Employer to discontinue or alter his, her or its relationship with Employer.

            4.3 Covenant Not to Compete. During the Executive's employment and for a period of one year after the termination of Executive's employment, but only as long as Executive is receiving severance payments pursuant to Section
3.2 hereof, Executive shall not directly or indirectly engage in competition with Employer by being associated with any competitor of Employer that sells or offers to sell any products or services which compete with the products or services offered or sold by Employer or being developed by Employer for sale at the time of termination of Executive, or induce or attempt to induce, directly or indirectly, any then potential customer contemplating doing business with Employer to not commence doing business, or any current customer of Employer to cease doing business, in whole or in part, with Employer or solicit business of any such customer for any products or services of any competitor of Employer which compete with the products or services offered or sold by Employer or being developed by Employer for sale at the time of termination of Executive.

            4.4 Injunctive Relief. Executive acknowledges and agrees that (a) Employer will be irreparably injured in the event of a breach by Executive of any of his obligations under this Section 4, (b) monetary damages will not be an adequate remedy for any such breach, (c) Employer shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach, including, but not limited to, termination of Executive's employment for Cause and (d) the existence of any claims which Executive may have against Employer, whether under this Agreement or otherwise, shall not be a defense to the enforcement by Employer of any of its rights under this Section 4.

            4.5 Non-Exclusivity and Survival. The covenants and obligations of Executive contained in this Section 4 are in addition to, and not in lieu of, any covenants and obligations which Executive may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise, and such covenants and obligations, and their enforceability, shall survive any termination of Executive's employment by either party and any investigation made with respect to the breach thereof by Employer at any time.

      5. Miscellaneous Provisions.

            5.1 Severability. If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

            5.2 Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

            5.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given when delivered by hand, or when delivered if mailed by registered or certified mail or private courier service, postage prepaid, return receipt requested or via facsimile (with written confirmation of receipt) as follows:

      If to Employer, to:

            AboveNet Communications, Inc.
            50 West San Fernando Street
            Suite 1010
            San Jose, CA 95113

            Telefax No.: (408) 367-6666

     Copy to:

            Carla Newell, Esq.
            Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive
            Menlo Park, CA 94025

            Telefax No.: (650) 321-2800

      If to Executive, to:

            Warren Kaplan
            14690 Stoneridge Drive
            Saratoga, CA 95070

      and

            68 Yarmouth Road
            Wellesley, MA 02181

      Copy to:

            Irwin M. Heller, Esq.
            Managing Partner
            Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
            One Financial Center
            Boston, MA 02111

            Telefax No.: (617) 542-2241

or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

            5.4 Amendment. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by Employer and Executive.

            5.5 Entire Agreement. This Agreement, the Stock Option Agreement, the Inventions Agreement and the Consulting Agreement between the parties of even date herewith constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof.

            5.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be wholly performed therein without regard to its conflicts or choice-of-law provisions.

            5.7 Headings. The headings contained herein are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

            5.8 Binding Effect; Successors and Assigns. Executive may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

            5.9 Waiver, etc. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

            5.10 Representations and Warranties. Executive and Employer hereby represent and warrant to the other that: (a) he or it has full power, authority and capacity to execute and deliver this Agreement and to perform his or its obligations hereunder, (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound and (c) this Agreement is his or its valid and binding obligation in accordance with its terms. Executive represents that the Transition Agreement and Release, dated as of September 1, 1995, is the only binding agreement between Executive and NETCOM regarding his prior employment by NETCOM. Employer represents that it will purchase directors' and officers' liability insurance covering Executive in such amounts as reasonably determined by the Board and consistent with the amounts purchased for other executive officers of the Company.

            5.11 Enforcement. If any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be awarded reasonable attorneys' fees at all trial and appellate levels, and the expenses and costs incurred by such prevailing party in connection therewith.

            5.12 Arbitration. Except as provided in Section 4 hereof, any dispute arising out of this Agreement, including but not limited to the determination by the Board of a termination for Cause pursuant to Section 3.1.3 hereof, or in respect of the breach hereof shall be resolved under the following procedures. The burden of proof for demonstrating Cause shall be on Employer. The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance and the relief requested and proposed. If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, the parties shall submit the dispute to non-binding mediation before a mediator to be jointly selected by the parties. Employer shall pay the cost of the mediation, including the reasonable attorneys' fees of Executive. If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration before an arbitrator mutually selected by the parties or, if no agreement is reached, then under the Expedited Labor Arbitration Rules of the American Arbitration Association, except that the arbitrator shall be selected by alternately striking names from a panel of five neutral labor or employment arbitrators designated by the American Arbitration Association. The arbitrator shall have the authority to grant any relief authorized by law. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of this Agreement. In addition, the arbitrator shall not have the authority to require Employer to change any lawful policy or benefit plan. The hearing shall be transcribed. Employer shall bear the costs of arbitration if Executive prevails. If Employer prevails, Executive shall pay half the cost of arbitration or $500, whichever is less. Executive shall pay the first $10,000 of his attorneys' fees related to the arbitration, and Employer shall reimburse Executive for his reasonable attorneys' fees related to the arbitration in excess of $10,000. Employer shall pay all of its attorneys' fees related to the arbitration. Arbitration shall be the exclusive final remedy for any dispute between the parties; provided, however, that nothing in this Section
5.12 shall limit the right of Employer to go to court to obtain injunctive relief for violation of Section 4 hereof. The parties further agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not provided the other party with a written statement of the grievance and first sought mediation. All mediation and arbitration shall be conducted in California.

            5.13 Continuing Effect. Where the context of this Agreement requires, the respective rights and obligations of the parties shall survive any termination or expiration of the term of this Agreement.

            5.14 Expenses. Each party to this Agreement agrees to bear his or its own expenses in connection with the negotiation and execution of this Agreement.

      IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.


                        ABOVENET COMMUNICATIONS, INC.


                        By:
                           ----------------------------
                        Name:   Sherman Tuan
                        Title:  Chief Executive Officer


                        ABOVENET COMMUNICATIONS, INC.


                        By:
                           ----------------------------
                        Name:
                           ----------------------------
                        Title:  Chairman of the Board



                         ------------------------------
                         WARREN KAPLAN
                         President and Chief Operating Officer